UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2006

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 100 Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Thomas J. Kalinske resigned as a corporate officer and employee of the LeapFrog Enterprises, Inc. (the “Company”), but not from his positions as a director and Vice Chairman of the Board of Directors of the Company, effective December 31, 2006. In connection with this resignation, Mr. Kalinske and the Company entered into an amendment to employment agreement dated as of December 31, 2006 that provides for the following severance benefits, subject to certain terms and conditions: (i) salary continuation payments of $46,875 per month from January 2007 through June 2007, and payments of $50,500 per month per month from July 2007 through April 2008; and (ii) reimbursement of premiums for continued group health insurance coverage through the earlier of April 28, 2007 and the date Mr. Kalinske becomes eligible for group health insurance through a subsequent employer. These severance benefits are in lieu of any severance or other benefits Mr. Kalinske would otherwise have been entitled to receive.

Timothy M. Bender, the Company’s President, Worldwide Consumer Group, resigned as an officer and employee of the Company, effective December 31, 2006. In connection with this resignation, Mr. Bender and the Company entered into a transition and separation agreement dated as of December 31, 2006 that provides for the following severance benefits, subject to certain terms and conditions: (i) a lump sum severance payment of $48,700; (ii) reimbursement of premiums for continued group health insurance coverage through the earlier of April 30, 2007 and the date Mr. Bender becomes eligible for group health insurance through a subsequent employer; and (iii) accelerated payment of Mr. Bender’s final bonus in the amount of $120,000. These severance benefits are in lieu of any severance or other benefits Mr. Bender would otherwise have been entitled to receive.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit

The following exhibit is filed herewith:

Exhibit Number	Description
10.1	Amendment to Employment Agreement between LeapFrog and Thomas J. Kalinske as of December 31, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc.
(Registrant)

	By:	/s/ William B. Chiasson
Date: January 8, 2007		William B. Chiasson
Chief Financial Officer